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                                  EXHIBIT 10.31


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                         CAROLINA FIRST BANCSHARES, INC.
                      DEFERRED COMPENSATION AGREEMENT WITH
                               JAMES E. BURT, III

         THIS PLAN AND AGREEMENT, dated as of the 31st day of December 1996, by and between Carolina First BancShares, Inc., a North Carolina corporation (hereinafter referred to as the "Company"), and JAMES E. BURT, III (hereinafter referred to as the "Executive"):

                              W I T N E S S E T H :

         WHEREAS, the Company believes it is in the best interest of the Company and the Executive to establish a plan for the purpose of providing certain benefits for the Executive pursuant to his Employment Agreement:

         NOW, THEREFORE, it is mutually agreed as follows:

                                    ARTICLE I
                                   EMPLOYMENT

         The Company has employed the Executive as provided in the Employment Agreement with the Executive, to which this is an exhibit.

                                   ARTICLE II
                                    BENEFITS

         The Company is obligated to provide benefits to the Executive as follows:

         A. Except as expressly provided herein, no benefit shall be paid hereunder, except to the extent then vested, upon the discharge of the Executive by the Company for cause. The definition of "cause" shall be the same as "Cause" in the Executive's Employment Agreement.

         B. Upon retirement from the Company, the Executive shall receive the monthly amount then vested for 120 consecutive months beginning on the first business day of the calendar month next succeeding the Executive's retirement date. In the event the Executive dies after such monthly payments begin but prior to receiving all 120 monthly payments, then his beneficiary(s) shall be entitled to receive all remaining payments.

         C. If the Executive shall die before his retirement while in the employ of the Company, the Company will make monthly payments of $4,166.67 for 120 months to the beneficiary(s) of the Executive beginning in the month of the Executive's death.

         D. Upon permanent disability before retirement at age 65, the Executive shall receive no benefits under this Deferred Compensation Plan until the earlier of (i) age 65 or (ii) such time as his disability benefits cease, at which time the Company shall pay the Executive, and after death, his beneficiaries, monthly payments of $4,166.67 per month for 120 months beginning in the month of the Executive's death. If the Executive shall die after becoming permanently disabled but before the age of 65, then the monthly payments shall begin at death and shall be made to his beneficiary(s) in the amount of $4,166.67 per month for 120 months. "Permanent disability" shall have the meaning given it in the Executive's Employment Agreement and shall be determined accordingly.

         E. Should the Executive leave the employ of the Company for any reason within twelve (12) months after a "Change of Control" (as defined in his Employment Agreement) then the Company or its successor shall, upon Executive's request within 30 days of such separation of employment, transfer to the Executive the ownership of the Insurance policy, if any, that funds this Deferred Compensation


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Agreement in lieu of all future monthly payments, but if such transfer is not requested by the Executive prior to the payment of benefits hereunder, then the Company shall pay such benefits when due.

         F. Should the Executive leave the employment of the Company for any other reason prior to retirement, then no benefits shall be paid under this plan, except and to the extent such benefits are vested.

         G. Notwithstanding anything to the contrary contained herein or in the Employment Agreement, as of the date hereof, Executive shall be fully vested in monthly payments of $2,500.00 through May 30, 1997, at which point his vested benefits shall be $2,916.67 per month through May 30, 1998, at which time his vested benefit becomes $3,333.33 through May 30, 1999 when the benefit becomes $3,750.00 per month through January 31, 2000, at which time his vested benefit becomes $4,166.67, regardless of any other provisions hereof and regardless of any reasons for any termination or cessation of the Executive's employment. All such amounts shall be vested, and shall be paid to the Executive or to the Executive's named beneficiaries.

                                   ARTICLE III
                               SOURCE OF PAYMENTS

         Notwithstanding any references to life insurance contracts contained herein, nothing herein shall require the Company to purchase such contract or any other properties to secure its obligation under this Agreement, or if the Company should purchase such contract or other property, to exercise any option, election or right under such contract or other property, or if the Company wishes to exercise any option, election or right under such contract or other property, to exercise such option, election or right in any particular manner.

         The Executive, beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Agreement (other than the provisions of Article II, B. and F.) shall be construed to give the Executive, beneficiary or any other person or persons any rights, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it might have any right, title or interest now or in the future, but Executive shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

                                   ARTICLE IV
                                  BENEFICIARIES

         The death beneficiary of the Executive shall be the person, persons, trust or charitable entity, living or in existence at the time for any distribution hereunder, which the Executive shall have most recently designated as highest in priority on a form, provided for that purpose by the Company, signed by the Executive, filed with the Company, and attached to the Company's original copy of this document as "Annex A". The death or non-existence of any such beneficiary either before or after receipt of any distribution hereunder, shall terminate the entire interest of such beneficiary in any to the then undistributed portion of such Executive's account and such undistributed portion shall thereafter be distributed to or for the benefit of the beneficiary or beneficiaries designated as next highest in priority by such Executive. If no such beneficiary be thus designated, or if all of the thus designated beneficiaries do not survive or are no longer in existence at any time prior to the complete distribution of such account, such account, or the then undistributed balance thereof, shall be distributed by the corporation directly to the person or persons who are heirs as named in the Executive's last will and testament, except to the extent to which the specific bequests of such document are paid by the Executive's other resources; or if there is no such document then in existence under the laws of descent and distribution, to those persons who would be entitled to the Executive's personal property, and in the proportions to which they would be so entitled, had such Executive died, at the time for such distribution, intestate and a resident of the State of North Carolina.


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                                    ARTICLE V
                                  MISCELLANEOUS

         This Agreement supersedes all deferred compensation agreements previously entered into by the parties hereto, none of which shall have any further force and effect upon an after the execution and delivery hereof. This Agreement shall be subject to, and governed by, the laws of the State of North Carolina irrespective of the fact that one or more of the parties is or may become a resident of a different state.

         In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

         Whenever in this Agreement, words, including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter whenever they will so apply, and whenever in this Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

         This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Company agrees that it will not be a party to any merger, consolidation, reorganization or transaction which results in a "Change in Control" (as defined in the Employment Agreement), unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

         This Agreement may be amended or revoked at any time or times, in whole or in part, solely by the mutual written consent of the Executive and the Company.

                                   ARTICLE VI
                                    FIDUCIARY

         The Company is hereby designated as the named fiduciary hereunder, and shall be responsible for the management and control of the operation and administration of this plan including any and all decisions pertaining to the granting or denial of benefit claims and any and all decisions pertaining to the review of denials of benefit claims.

                                   ARTICLE VII
                                 FUNDING POLICY

The Company shall establish a funding policy and method for this Plan, and shall annually review such funding policy and method to make any necessary adjustments thereto in order to ensure that such funding policy and method at all times shall remain consistent with the objectives of this Plan, and to the extent applicable, the requirements of Title I of the Executive Retirement Income Security Act of 1974, as amended.

                                  ARTICLE VIII
                                 ADMINISTRATION

         The Secretary of the Company shall maintain a copy of this Agreement and any amendments thereto continuously as official records of the Company.


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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.
                                                 COMPANY:

                                                 CAROLINA FIRST BANCSHARES, INC.

                                                 By:

                                                          Chairman

ATTEST:

____________________, Secretary

(CORPORATE SEAL)

                                                 EXECUTIVE
                                                 (SEAL)
                                                 James E. Burt, III


                                    EXHIBIT A

Beneficiaries Designated by Executive:

Name                                                      % Interest in Payment